                                                                   EXHIBIT 2



                              Settlement Agreement
                              --------------------

                                    between
                                    -------

                           BANK PLUS CORPORATION AND
                           ---- ---- ----------- ---

  Hovde Financial, Inc., Hovde Capital, Inc., Hovde Capital, L.L.C., Financial
  ----------------------------------------------------------------------------
  Institution Partners, L.P., Financial Institution Partners II, L.P., Hancock
  ----------------------------------------------------------------------------
 Park Acquisition, L.P., Hancock Park Acquisition, L.L.C., Western Acquisition
 -----------------------------------------------------------------------------
Partners, L.P., Western Acquisitions, L.L.C., Pacific Financial Investors, Ltd.,
--------------------------------------------------------------------------------
      Pacific Financial Investors, L.P., Eric D. Hovde and Steven D. Hovde
      --------------------------------------------------------------------

                     [LETTERHEAD OF BANK PLUS CORPORATION]



March 26, 1999

Hovde Financial, Inc.
Hovde Capital, Inc.
Hovde Capital, L.L.C.
Financial Institution Partners, L.P. ("FIP")
Financial Institution Partners II, L.P. ("FIP II")
Hancock Park Acquisition, L.P. ("Hancock LP")
Hancock Park Acquisition, L.L.C.
Western Acquisition Partners, L.P. ("Western LP")
Western Acquisitions, L.L.C.
Pacific Financial Investors, Ltd. ("Pacific Ltd.")
Pacific Financial Investors, L.P. ("Pacific LP")
Eric D. Hovde
Steven D. Hovde

          Re:  Settlement Agreement
               --------------------

Gentlemen:

          Each of you is either a stockholder (collectively, the "Hovde Stockholders") of Bank Plus Corporation (together with its affiliates, directors or officers, the "Company") or an affiliate or officer thereof (the Hovde Stockholders, their affiliates and their respective directors, officers, members and general partners are referred to herein as the "Hovde Persons"). On February 25, 1999, certain of the Hovde Persons notified the Company of their intention to (a) nominate, and solicit proxies in support of, one candidate to stand for election to the Company's Board of Directors (the "Board") at the Company's 1999 annual meeting of stockholders (the "1999 Annual Meeting") and (b) propose, and solicit proxies in support of, certain amendments to the Company's Bylaws at the 1999 Annual Meeting. All of the parties hereto agree and acknowledge that each is placing material reliance on the terms of this Agreement as a basis of, and condition to, their respective agreements and undertakings contained herein.

          1. Subject to the non-objection of the Office of Thrift Supervision (the "OTS") pursuant to 12 C.F.R. (S)563.585 (the "OTS Non-Objection"), the Board has appointed Irving Beimler ("Mr. Beimler") as a director of the Company for a term expiring at the Company's annual meeting of stockholders in the year 2000 (the "2000 Annual Meeting"), and the Board has increased the authorized number of directors to seat Mr. Beimler. The Company hereby represents that the appointment of Mr. Beimler to the class of directors with a term expiring at the 2000 Annual Meeting is not in violation of the Company's Certificate of Incorporation. The Company shall forthwith upon execution of this Agreement notify the OTS in accordance with 12 C.F.R. (S)563.560 et seq. of the appointment of Mr. Beimler to the Board, and shall promptly take any and all other actions necessary or appropriate, including the filing of any required notices, forms or other instruments with the OTS and any other regulatory authority having jurisdiction thereof, the approval or non-objection of which is required for Mr. Beimler to serve on the Board. The Hovde Persons shall cause Mr. Beimler to provide such information as may reasonably be requested by the Company in order for the Company to fulfill its obligations under with 12 C.F.R.
(S)563.560 et seq.

          If the OTS objects to Mr. Beimler's appointment to the Board or if Mr. Beimler does not otherwise join the Board, the Board will give first consideration to the nomination of Peter T. Kross ("Mr. Kross") as a substitute nominee, and, if the Board approves Mr. Kross as the substitute nominee, the Company shall promptly submit his nomination for OTS Non-Objection. If the Board does not approve Mr. Kross as the substitute nominee, the Board and the Hovde Persons shall work in good faith to designate another nominee (Mr. Kross and any such other nominee are referred to herein as the "Substitute Nominee") acceptable to both the Hovde Persons and the Company's other stockholder that advocated the appointment of Mr. Kross to serve as a director of the Company.

          As a condition to his appointment, Mr. Beimler shall execute and deliver to the Company his written resignation from the Board, effective upon a breach by any of the Hovde Persons of any provision of this Agreement and upon the termination of this Agreement. The appointment of the Substitute Nominee to the Board shall be subject to OTS Non-Objection and to the execution and delivery to the Company by the Substitute Nominee of his or her written resignation from the Board, effective upon a breach by any of the Hovde Persons of any provision of this Agreement and upon the termination of this Agreement. The Company agrees to give the Hovde Persons 10 days written notice prior to giving effect to any written resignation described in this paragraph. Nothing in this Agreement is intended to prohibit or limit Mr. Beimler or the Substitute Nominee from engaging in lawful activities in his or her capacity as a member of the Board.

          2. Concurrently with the execution of this Agreement, the Board has amended Section 1.2 of the Company's Bylaws to provide that three or more unaffiliated stockholders of 22 1/2% of the Company's outstanding capital stock (the "Capital Stock") may call a special meeting of stockholders (the "Bylaws Amendment"). The Board shall not increase (but may decrease) such number of stockholders, or their percentage ownership of shares, required to call a special meeting of stockholders so long as this Agreement is in effect. The Company acknowledges, and the Board shall amend the terms of the Company's Rights Plan to provide, that the Company's Rights Plan will not be triggered solely by the act of calling a special meeting of stockholders by holders of 22 1/2% or more of the Capital Stock.

          3. Each member of the Hovde Persons executing this Agreement below hereby agrees that, from the date hereof through the date of termination of this Agreement, each member of the Hovde Persons shall not, individually or collectively, (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities, direct or indirect rights or options to acquire any voting securities, or securities or instruments convertible into voting securities, of the Company, such that the acquisition(s) would result in the beneficial ownership by the Hovde Persons of more than 15% of the outstanding common stock, par value $0.01 per share, of the Company (if shares or options to acquire shares of such common stock acquired by Mr. Beimler or the Substitute Nominee as a director would result in the aggregate holdings of the Hovde Persons exceeding the limitation set forth in this paragraph 3(a) or would otherwise trigger the Rights Plan, each of Mr. Beimler and the Substitute Nominee shall have the option to elect not to receive such shares or options which would cause such a result); (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission) securities of the Company, or seek to advise or influence any person or entity with respect to any voting of any securities of the Company on any matter submitted, or to be submitted to, the stockholders of the Company, provided, however, that, subject to paragraph 4 below, the members of the Hovde Persons may vote their securities of the Company in their sole discretion in any manner with respect to any matter submitted to the stockholders and may, but only to the extent required by applicable law, disclose their intent with respect thereto; (c) call, or participate in calling, any special meeting of the stockholders of the Company; (d) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of the Company; (e) make any public announcement with respect to or make or submit a proposal or offer (with or without conditions) for the securities or assets of the Company or any extraordinary transaction involving the Company or any of its subsidiaries; (f) otherwise act alone or in concert with others to seek to control the management, board of directors or policies of the Company (other than by virtue of Mr. Beimler's or the Substitute Nominee's participation on the Board); (g) take any action prohibited by Amendment #1 to Rebuttal of Rebuttable Determination of Control under Part 574 dated December 4, 1998 filed by FIP, FIP II, Hancock LP, Western LP, and Pacific Ltd. with the OTS relating to the Company (the "Rebuttal Agreement"); or (h) propose any of the foregoing unless and until such proposal is specifically invited or approved by the Company.

          While this Agreement is in effect, the possibility that the addressees might be deemed a "group" within in the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, shall not be deemed a breach of paragraph 3(d) of this Agreement; provided, however, the Company reserves the right to assert the existence of such a "group" for all purposes other than a breach of paragraph 3(d) of this Agreement.

          4. Notwithstanding anything to the contrary in paragraph 3 hereof, each member of the Hovde Persons executing this Agreement below shall vote all of their securities of the Company for the director nominees proposed by the Board at the 1999 Annual Meeting.

          5. Each member of the Hovde Persons executing this Agreement below hereby agrees that, from the date hereof through October 31, 1999, each member of the Hovde Persons shall not, individually or collectively, seek any amendment of the Rebuttal Agreement or submit or effect any filing or application, or seek to obtain any permit, consent or agreement, approval or other action, required by or from any regulatory agency with respect to an acquisition of the Company or any of its securities or assets or control thereof. If any member of the Hovde Persons takes any action described in this paragraph (a "Control Action") after October 31, 1999, then (i) this Agreement shall immediately and automatically terminate, and (ii) Mr. Beimler's and, if applicable, the Substitute Nominee's conditional resignation from the Board of the Company shall immediately and automatically become effective.

          6. Each member of the Hovde Persons executing this Agreement below hereby agrees to cause the Hovde Persons to withdraw the H-(e)1 application for Approval to Acquire Up to 25% of the Shares of Bank Plus Corporation filed with the OTS by Pacific Ltd. and Pacific LP on February 22, 1999, as amended on March 9, 1999. Bank Plus will promptly reimburse Pacific Ltd. and Pacific LP for up to $15,000 of expenses representing the filing fee for such application upon presentation of proof of such withdrawal.

          7. It is understood and agreed that monetary damages would not be a sufficient remedy for any breach or threatened breach of this Agreement. Each party hereto shall be entitled to equitable relief by way of injunction or specific performance if any other party or any of their respective officers, directors, investment bankers, attorneys, accountants or other representatives breach, or threaten to breach, any of the provisions of this Agreement, such remedy by way of equitable relief being cumulative, and not exclusive, of any other remedies and/or rights that the complaining party shall be entitled to exercise. It is further understood and agreed that no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          8. In the event of any dispute between the parties hereto regarding the performance or interpretation of this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled.

          9. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without regard to the principles of conflict of laws.

          10. This Agreement shall terminate upon the earliest to occur of the following: (i) the taking of a Control Action by any member of the Hovde Persons after October 31, 1999, (ii) the failure of Mr. Beimler to be approved by the OTS as a director of the Company on or before June 24, 1999, (iii) the failure of the Substitute Nominee to be approved by the OTS as a director of the Company on or before August 24, 1999, or (iv) April 28, 2000, provided that if the Agreement is not otherwise breached or terminated by the action of the Hovde Persons, the term of Mr. Beimler or the Substitute Nominee, as applicable, shall continue until the 2000 Annual Meeting or until a successor is duly elected or appointed. No rights or obligations shall survive the termination of this Agreement except for claims arising from, or in connection with, the breach of this Agreement.

          11. During the term of this Agreement, neither the Company nor any of the Hovde Persons shall institute any litigation against the other, except as follows: (a) any party hereto may institute litigation against the other party (or parties) hereto in the event of, and alleging, a breach of or default under this Agreement by such other party (or parties); (b) any party may institute litigation against the other party or parties hereto in the event of, and alleging, the dissemination directly or indirectly by or on behalf of such other party (or parties) hereto, of slander, defamation, libel or other business disparagement; and (c) the Company may institute litigation against some or all of the Hovde Persons in the event that one or more of the Hovde Persons form, join or in any way participate in a "group" (a "13(d) Group") within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of the Company and one or more members of such 13(d) Group take any action that the Hovde Persons are prohibited from taking under paragraphs 3 or 5 of this Agreement.

          12. All the terms and provisions of this Agreement shall inure to the benefit of, shall be enforceable by, and shall be binding upon, the successors and assigns of the parties hereto.

          13. This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or understandings other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

          14. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy (confirmed in writing) or telex, or by mail (registered or certified, postage prepaid, return receipt requested) to the respective parties as follows:

If to the Company:

                                           with a copy to:
       Bank Plus Corporation                        Gibson, Dunn & Crutcher LLP
       4565 Colorado Boulevard                      333 South Grand Avenue
       Los Angeles, CA 91209-1631                   Los Angeles, CA 90071
       Attention:  General Counsel                  Attention: Dhiya El-Saden,
                                                    Esq.


If to the Hovde Persons:
                                           with a copy to:
       c/o Hovde Capital, Inc.                      Perry & Bagheri, P.C.
       1826 Jefferson Place, N.W.                   1826 Jefferson Place, N.W.
       Washington, DC 20036                         Washington, DC 20036
       Attention:  Eric D. Hovde, President         Attention: Richard J. Perry,
                                                    Jr., Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          15. This Agreement may be executed in counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

          Kindly confirm that the foregoing represents our understanding and agreement in respect of this matter by signing below where indicated and returning the signed copy.

                                      Sincerely,

                                      BANK PLUS CORPORATION


                                      By:   /s/ Mark K. Mason
                                         -------------------------------------
                                                     Mark K. Mason
                                         President and Chief Executive Officer

The undersigned members of the Hovde Persons hereby agree to the foregoing this 26th day of March, 1999.


HOVDE FINANCIAL, INC.                        FINANCIAL INSTITUTION PARTNERS, L.P.
                                              By Hovde Capital, Inc., general partner

By:  /s/ Eric D. Hovde                        By:   /s/ Eric D. Hovde
   -------------------------------               -------------------------------



HOVDE CAPITAL, INC.                          FINANCIAL INSTITUTION PARTNERS II, L.P.
                                              By Hovde Capital, L.L.C., general partner

By:   /s/ Eric D. Hovde                       By:   /s/ Eric D. Hovde
   -------------------------------               -------------------------------



HOVDE CAPITAL, L.L.C.                        HANCOCK PARK ACQUISITION, L.P.
                                              By Hancock Park Acquisition, L.L.C., general partner

By:   /s/ Eric D. Hovde                       By:   /s/ Eric D. Hovde
   -------------------------------               -------------------------------



HANCOCK PARK ACQUISITION, L.L.C.             WESTERN ACQUISITION PARTNERS, L.P.
                                              By Western Acquisitions, L.L.C., general partner

By:   /s/ Eric D. Hovde                       By:   /s/ Eric D. Hovde
   -------------------------------               -------------------------------



WESTERN ACQUISITIONS, L.L.C.                 PACIFIC FINANCIAL INVESTORS, LTD.

By:   /s/ Eric D. Hovde                       By:   /s/ Eric D. Hovde
   -------------------------------               -------------------------------



                                             PACIFIC FINANCIAL INVESTORS, L.P.
                                              By Pacific Financial Investors, Ltd., general partner
                                              By:   /s/ Eric D. Hovde
                                                 -------------------------------


      /s/ Eric D. Hovde                             /s/ Steven D. Hovde
   -------------------------------               -------------------------
      ERIC D. HOVDE                                 STEVEN D. HOVDE